Exhibit 10.14

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 24th day of March, 2006, between AmericasBank (the “Bank” or “Employer”), a Maryland-chartered commercial bank and a wholly owned subsidiary of AmericasBank Corp, Inc., and William J. Allen, a resident of the State of Maryland (the “Employee”).

RECITALS:

The Employer desires to employ the Employee as the Senior Vice President and Mortgage Division Manager of the Employer and the Employee desires to accept such employment.

In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1. DEFINITIONS. Whenever used in this Agreement, the following terms and their variant forms will have the meaning set forth below:

1.1 “Agreement” means this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

1.2 “Affiliate” means any business entity which controls the Employer, is controlled by or is under common control with the Employer.

1.3 “Board” means the board of directors of the Bank.

1.4 “Business of the Employer” means the business conducted by the Employer, which is community banking and mortgage banking.

1.5 “Cause” shall include personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties as defined from time to time by the chief executive officer of Employer, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order or a material breach of any material provision of this Agreement.

1.6 “Company” means any entity that controls the Bank

1.7 “Company Information” means Confidential Information and Trade Secrets.

1.8 “Confidential Information” means data and information relating to the business of the Employer (which does not rise to the status of a Trade Secret) and/or an Affiliate which is or has been disclosed to the Employee or of which the Employee became aware as a consequence of or through the Employee’s relationship to the Employer and which has value to the Employer and is not generally known to its competitors. Confidential Information does not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.9 “Change in Control” means any one of the following events:

(a) the acquisition by any person or persons acting in concert of fifty percent (50%) or more of any class of voting securities of the Bank or the Company, as the case may be, or such other transaction as may be described under 12 C.F.R. Section 225.41(b)(1) or any successor thereto;

(b) the approval by the stockholders of either the Bank or the Company of a reorganization, merger or consolidation, with respect to which persons who were the stockholders of either the Bank or the Company, as the case may be, immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities;

(c) the sale, transfer or assignment of all or substantially all of the assets of the Company or the Bank to any third party; or

1.10 “Effective Date” means April 3, 2006.

1.11 “Good Reason” means, any of the following events or conduct preceding a termination of employment initiated by the Employee:

(a) a material diminution in the powers, responsibilities, compensation, benefits or duties of the Employee hereunder;

(b) a material breach of any provision of this Agreement by the Employer;

(c) a change in the location of the principal office of Employee more than thirty five (35) miles from its existing location;

(d) a regulatory agency with authority to declare the Bank insolvent and appoint a receiver does declare the Bank insolvent and appoint a receiver; or

(e) a change in the duties of Employee which requires Employee to spend more than 45 normal working days away from Employee’s principal office duing any twelve month period.

provided, however, that no termination of employment which is triggered by any conduct or event described in this Section 1.11 except for Section 1.11 (d) shall constitute a termination of employment for Good Reason unless the Employee has first provided the Employer with the opportunity to cure the event or conduct by giving the Employer a written notice describing in sufficient detail the Employee’s belief that a Good Reason exists and the Employee defers resigning until the expiration of a ninety (90) day cure period, beginning with the date such notice is received by the Employer.

1.12 “Permanent Disability” means the total inability of the Employee to perform the Employee’s duties under this Agreement for a period of one hundred and eighty (180) consecutive days as certified by a physician chosen by the Employer and reasonably acceptable to the Employee.

1.13 “Trade Secrets” means information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2. DUTIES.

2.1 The Employee, employed as the Senior Vice President and Mortgage Division Manager of the Bank, subject to the direction of the President of the Bank, must perform and discharge well and faithfully the duties assigned to him from time to time by the Employer in connection with the conduct of its business. The duties and responsibilities of the Employee are set forth on Exhibit A [to be drafted by Employee and approved by Employer] attached hereto.

2.2 In addition to the duties and responsibilities specifically assigned to the Employee pursuant to Section 2.1 hereof, the Employee must:

(a) devote substantially all of the Employee’s time, energy and skill during regular business hours to the performance of the duties of the Employee’s employment (reasonable vacations and reasonable absences due to illness or personal and family emergencies excepted) and faithfully and industriously perform such duties;

(b) diligently follow and implement all management policies and decisions communicated to him by the Employer; and

(c) timely prepare and forward to Employer all reports and accounting as may be requested of the Employee.

2.3 The Employee must not during the Term of this Agreement be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this will not be construed as preventing the Employee from:

(a) investing the Employee’s personal assets in businesses which are not in competition with the Business of the Employer and which will not require any services on the part of the Employee in their operation or affairs and in which the Employee’s participation is solely that of an investor;

(b) purchasing securities in any corporation whose securities are regularly traded provided that such purchase will not result in him collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer;

(c) materially participating in non-profit, charitable, civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Board approves of such activities prior to the Employee’s engaging in them; and

(d) engaging in activities consisting of the rental and management of real property owned by Employee or by entities owned by the Employee.

3. TERM AND TERMINATION.

3.1 Term. The term of this Agreement will initially be set at two (2) years commencing on the Effective Date. Commencing on the first anniversary date of this Effective Date (the “Anniversary Date”), and continuing on each Anniversary Date thereafter, this Agreement shall renew for an additional one year such that the remaining term shall be two (2) years unless written notice of non- renewal is provided to Employee at least ten (10) and not more than (30) days prior to such Anniversary Date.

3.2 Termination. The employment of the Employee under this Agreement may be terminated prior to the expiration of the Term only as follows, subject to the conditions set forth below:

3.2.1 By the Employer:

(a) for Cause at any time, in which event the Employer will have no further obligation to the Employee except for the payment of any amounts due and owing under Section 4 on the effective date of the termination;

(b) without Cause any time, provided that the Employer gives the Employee sixty (60) days’ prior written notice of its intent to terminate, in which event the Employer will be required to make the termination payments under Section 3.6.1; or

(c) upon the Permanent Disability of Employee in which event the Employer will have no further obligation to the Employee except for the payment of any amounts due and owing under Section 4 on the effective date of the termination.

3.2.2 By the Employee:

(a) for Good Reason in which event the Employer will be required to make the termination payments under Section 3.6.1;

(b) without Good Reason, provided that the Employee gives the Employer sixty (60) days’ prior written notice of the Employee’s intent to terminate, in which event the Employer will have no further obligation to the Employee except for future payment of any amounts due and owing under Section 4 on the effective date of the termination; or

3.2.3 Within six (6) months following a Change in Control; provided that the Employee gives at least thirty (30) days’ prior written notice to the Employer of the Employee’s intention to terminate this Agreement pursuant to this section, in which event the Employer will be required to make a termination payment under Section 3.6.3; or

3.2.4 At any time upon mutual, written agreement of the parties, in which event the Employer will have no further obligation to the Employee except for the payment of any amounts due and owing under Section 4 on the effective date of termination unless otherwise set forth in the written agreement.

3.2.5 Immediately upon the Employee’s death, in which event the Employer will have no further obligation to the Employee except for the payment of any amounts due and owing under Section 4 on the effective date of termination.

3.3 Effect of Termination. Termination of the employment of the Employee pursuant to Section 3.2 will be without prejudice to any right or claim which may have previously accrued to either the Employer or the Employee hereunder and will not terminate, alter, supersede or otherwise affect the terms and covenants and the rights and duties prescribed in this Agreement.

3.4 Suspension Without Pay. If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, the Employer’s obligations under this Agreement will be suspended as of the date thereof, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Employer will in its discretion:

(a) pay Employee all or part of the compensation withheld while its contract obligations were suspended; and/or

(b) reinstate (in whole or in part) any of its obligations which were suspended.

3.5 Other Regulatory Requirements. If the Bank is in default, as defined in Section (3)(x)(1) of the Federal Deposit Insurance Act, all obligations under this Agreement will terminate as the date of such default, but no vested rights of the Employee will be affected. Further, all obligations under this Agreement will be terminated, except, to the extent determined that continuation of the Agreement is necessary for the continued operation of the Bank:

(a) by the Director (the “Director”) of the Federal Deposit Insurance Corporation (“FDIC”) or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority of the Federal Deposit Insurance Act; or

(b) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems relating to the operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.

3.6 Termination Payments.

3.6.1. In the event and only in the event this Agreement is terminated by the Employer pursuant to Section 3.2.1(b) or by the Employee pursuant to Section 3.2.2(a), and a Change in Control has not occurred within the immediately preceding six (6) months, the Employer will pay to the Employee as severance pay and liquidated damages an amount equal to four (4) times the Employee’s monthly Base Salary, as that term is defined in Section 4.1(a), calculated by dividing the Employee’s Base Salary by twelve (12) (the “Monthly Base Salary”). The severance pay and liquidated damages will be paid in four (4) equal monthly installments commencing the final pay period in the month immediately following the month in which the termination becomes effective. For each completed year of employment with the Employer, the severance pay and liquidated damages shall increase by an amount equal to one (1) times the Employee’s Monthly Base Salary to a maximum payment of nine (9) times the Employee’s Monthly Base Salary. With each increase in the Employee’s severance pay and liquidated damages due to length of service, the installment period in which the severance is paid will increase similarly.

3.6.2. The Bank’s obligation to make any payments under this Section 3.6.1 will immediately terminate upon Employee becoming an employee with an entity other than Employer, except to the extent that the monthly compensation payable to Employee by his or her new employer is less than the compensation payable under Section 3.6.1; in which event the Bank’s obligation under this Section 3.6.1 will be the difference between the compensation payable under Section 3.6.1 and the total compensation paid to Employee by his or her new employer. It is the obligation of the Employee to notify the Employer when new employment occurs during the period in which the severance payments are being paid. The Employee also has an obligation to provide Employer with sufficient details on his or her compensation plan so that Employer can calculate any deficiency payments due pursuant to this section. Failure by the Employee to notify the Employer of new employment, or failure to provide sufficient detail on the Employee’s new compensation will constitute a breach of this Agreement and the immediate cessation of all installments payable pursuant to this section.

3.6.3. In the event and only in the event a Change in Control has occurred as described in Sections 1.9 (a), (b) or (c) and this Agreement is terminated by Employer or by Employee pursuant to Section 3.2.3, the Employee shall be entitled to the following:

(a) if the price paid by the entity or entities acquiring voting securities, voting control or assets as described in Sections 1.9 (a), (b) or (c) is equal to or less than 200% of the current book value of the Bank or the Company, Employee will receive a lump sum payment equal to 75% of his then current base salary; or (b) if the price paid by the entity or entities acquiring voting securities, voting control or assets as described in Sections 1.9 (a), (b) or (c) is greater than 200% of the current book value of the Bank or the Company, Employee will receive a lump sum payment equal to one (1) times his then current base salary and shall be paid such lump sum payment by Employer within 30 days of the effective date of termination of this Agreement.

3.6.4. Notwithstanding any other provisions to this Agreement to the contrary, if the aggregate of the payments provided for in this Agreement and other payments and benefits which the Employee has the right to receive from the Employer (the “Total Payments”) would constitute a “parachute payment,” as defined in Section 280G(b)(2) of the Internal Revenue Code, the Employee shall receive the Total Payments unless (a) the after-tax amount that would be retained by the Employee (after taking into account all federal, state and local income taxes payable by the Employee and the amount of any excise taxes payable by the Employee under Section 4999 of the Internal Revenue Code that would be payable by the Employee (the “Excise Taxes”)) if the Employee were to receive the Total Payments has an aggregate value less than (b) the after-tax amount that would be retained by the Employee (after taking into account all federal, state and local income taxes payable by the Employee) if the Employee were to receive the Total Payments reduced to the largest amount as would result in no portion of the Total Payments being subject to Excise Taxes (the “Reduced Payments”), in which case the Employee shall be entitled only to the Reduced Payments. If the Employee is to receive the Reduced Payments, the Employee shall be entitled to determine which of the Total Payments, and the relative portions of each, are to be reduced.

3.6.5. Any payments made to Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with Section U.S.C. Section 1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

4. COMPENSATION AND BENEFITS.

4.1 Compensation. The Employee will receive the following salary and benefits:

(a) Base Salary. During the initial year of this contact, the Employee will receive a base salary of $110,000 per annum, payable in substantially equal installments in accordance with the Bank’s regular payroll practices. Commencing on the first pay period following the Employee’s first anniversary, so long as the Employee remains in good standing and the Bank achieves its profit plan for 2006, the Base Salary of the Employee shall increase to $125,000. Thereafter, the Compensation Committee of the Board will review the Base Salary and Bonus structure of the Employee.

(b) Bonus During the initial Term, the Employee shall be entitled to a year-end bonus based on the performance of the Mortgage Division and of the Bank as compared to plan. Fifty percent of the Bonus will be based on the Mortgage Division and fifty percent of the bonus based on the Bank. The targeted bonus for the Employee during the initial term is 15-25% in year one and 25-50% in year two; however, no bonus amounts or percentages are implied or guaranteed and all bonuses are based on achievement of Mortgage Division and Bank profit and strategic goals.

(c) Stock Options It is intent of the Employer to award the Employee ten thousand (10,000) shares of incentive-based stock options pursuant to existing or future plans by December 31, 2006. The Employer shall increase the Base Salary of the Employee by 10% if, for whatever reason, the Employer has not awarded the Employee the incentive stock options intended by this section by December 31, 2006. The increase in the Base Salary during the second year of the initial Term of this Agreement provided for in section 4.1(a) will not be affected by this adjustment.

4.2 Business Expenses. The Employer specifically agrees to reimburse the Employee for reasonable business (including travel) expenses incurred by the Employee in the performance of the Employee’s duties hereunder, as approved from time to time by the Board provided, however, that the Employee must, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

4.3 Vacation. On a non-cumulative basis the Employee will be entitled to four weeks vacation in each year of this Agreement in accordance with the procedures set forth in the Bank’s vacation policy as then in effect, during which the Employee’s Base Salary will be paid in full.

4.4 Benefits. In addition to the Compensation provided for in section 4.1, the Employee will be entitled to such benefits as are described on Exhibit B. All such benefits will be awarded and administered in accordance with the Employer’s standard policies and practices.

4.5 Withholding. The Employer may deduct from each payment of Compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

5. COMPANY INFORMATION.

5.1 Ownership of Information. All Company Information received or developed by the Employee while employed by the Employer will remain the sole and exclusive property of the Employer.

5.2 Obligations of the Employee. The Employee agrees (a) to hold Company Information in strictest confidence, and (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate, either intentionally or in a grossly negligent manner, Company Information or any physical embodiments thereof and may in no event take any action causing or fail to take any action necessary in order to prevent any Company Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret. In the event that the Employee is required by law to disclose any Company Information, the Employee will not make such disclosure unless (and then only to the extent that) the Employee has been advised by the Company’s legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Employee becomes aware that such disclosure has been requested and is required by law. This Section 5 will survive the termination of this Agreement with respect to Confidential Information for so long as it remains Confidential Information, but for no longer than three (3) years following termination of this Agreement, and this Section 5 will survive termination of this Agreement with respect to Trade Secrets for so long as is permitted by the then-current Maryland Trade Secrets Act.

5.3 Delivery upon Request or Termination. Upon request by the Employer, and in any event upon termination of employment with the Employer, the Employee will promptly deliver to the Employer all property belonging to the Employer, including without limitation, all Company Information then in the Employee’s possession or control.

6. NON-COMPETITION. The Employee agrees that in the event of the Employee’s termination of employment hereunder, for any reason other than pursuant to Sections 3.2.4, for a period equal to the greater of (a) six (6) months; or (b) the period during which the Employee is to be paid monthly termination payments, if any, in accordance with Section 3.6 hereof, the Employee will not (except on behalf of or with the prior written consent of the Employer), within the geographic area encompassed in a radius of 20 miles of the main office of the Employer, either directly or indirectly, on the Employee’s own behalf or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer, engage in any business which is the same as or essentially the same as the Business of the Employer.

7. NON-SOLICITATION OF CUSTOMERS. The Employee agrees that during the Term hereunder and, in the event of the Employee’s termination of employment for any reason, thereafter for a period equal to the greater of (a) twelve (12) months; or (b) the period during which the Employee is to be paid monthly termination payments, if any, in accordance with Section 3.6 hereof, the Employee will not (except on behalf of or with the prior written consent of the Employer), within the geographic area encompassed in a radius of 20 miles of any office or facility maintained by the Employer, on the Employee’s own behalf or in the service or on behalf of others, solicit or divert or attempt to solicit or divert, directly or by assisting others, any business from any of the Employer’s customers, including actively sought prospective customers, with whom the Employee has or had material contact during the last two (2) years of the Employee’s employment, for purposes of providing products or services that are competitive with those provided by the Employer.

8. NON-SOLICITATION OF EMPLOYEES. The Employee agrees that during the Term hereunder and, in the event of the Employee’s termination of employment for any reason, thereafter for a period equal to the greater of (a) twelve (12) months; or (b) the period during which the Employee is to be paid monthly termination payments, if any, in accordance with Section 3.6hereof, the Employee will not, except for Employee’s Administrative Assistant, within the geographic area encompassed in a radius of 20 miles of any office or facility maintained by the Employer , on the Employee’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, directly or by assisting others, any employee of the Employer or its Affiliates, whether or not such employee is a full-time employee or a temporary employee of the Employer or its Affiliates and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

9. REMEDIES. The Employee agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer; and that irreparable loss and damage will be suffered by the Employer should the Employee breach any of the covenants. Therefore, the Employee agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer will be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Employer and the Employee agree that all remedies available to the Employer or the Employee, as applicable, will be cumulative.

10. SEVERABILITY. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision will not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision will be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11. NO SET-OFF BY THE EMPLOYEE. The existence of any claim, demand, action or cause of action by the Employee against the Employer, or any Affiliate of the Employer, whether predicated upon this Agreement or otherwise, will not constitute a defense to the enforcement by the Employer of any of its rights hereunder. The existence of any claim, demand, action or cause of action by the Employer against the Employee whether predicated upon this Agreement or otherwise, will not constitute a defense to the enforcement by the Employee of any of its rights hereunder.

12. NOTICE. All notices and other communications required or permitted under this Agreement will be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, will be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice will be deemed effective when delivered or transmitted. All notices and other communications under this Agreement must be given to the parties hereto at the following addresses:

(i)	If to the Employer, to it at: Mark H. Anders, President 500 York Road Towson, Maryland 21204

(ii)	If to the Employee, to the Employee at: Mr. William J. Allen 12 Wandsworth Bridge Way Lutherville, MD 21093

13. ASSIGNMENT. Employee may not assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party hereto.

14. WAIVER. A waiver by the Employer of any breach of this Agreement by the Employee will not be effective unless in writing, and no waiver will operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitration panel will be final and binding on the parties, and judgment upon the award rendered by the arbitration panel may be entered by any court having jurisdiction thereof.

16. ATTORNEYS’ FEES. All reasonable legal fees paid or incurred by Employee pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been settled by the Employee and the Bank or resolved in the Employee’s favor.

17. APPLICABLE LAW. This Agreement will be construed and enforced under and in accordance with the laws of the State of Maryland only to the extent not superseded by federal law. The parties agree that any appropriate state court located in Baltimore County, Maryland, will have jurisdiction of any case or controversy arising under or in connection with this Agreement and will be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.

18. INTERPRETATION. Words importing the singular form shall include the plural and vice versa. The terms “herein”, “hereunder”, “hereby”, “hereto”, “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and will not constitute part of this Agreement or affect its meaning, construction or effect.

19. ENTIRE AGREEMENT. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in the Agreement. No amendment or modification of this Agreement will be valid or binding upon the Employer or the Employee unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

20. RIGHTS OF THIRD PARTIES. Nothing herein expressed is intended to or will be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21. SURVIVAL. The obligations of the Employee pursuant to Sections 5, 6, 7, 8 and 9 will survive the termination of the employment of the Employee hereunder for the period designated under each of those respective sections.

IN WITNESS WHEREOF, the Employer and the Employee have executed and delivered this Agreement as of the date first shown above.

THE EMPLOYER: AmericasBank

By:	/s/ Mark H. Anders

Name:	Mark H. Anders

Title:	President and CEO

THE EMPLOYEE:

By:	/s/ William J. Allen

Name:	William J. Allen

EXHIBIT A

AmericasBank

JOB DESCRIPTION

JOB TITLE:	Senior Vice President and Mortgage Division Manager
FSLA:	EXEMPT
REPORTS TO:	President and CEO

SUMMARY:

ESSENTIAL DUTIES AND RESPONSIBILITIES: Specific duties are listed below. Other duties may be assigned.

[To be developed by the Employee and Approved by the President and CEO]

EXHIBIT B

Group Benefits

Other Benefits

Vacation:	Four weeks
Automobile/Expense Allowance:	$500 per month